PEOPLES BANCORP
              212 West Seventh Street o Auburn, Indiana 46706-1723
                    Phone: (260)925-2500 o Fax: (260)925-1733



                                                                December 9, 2005


Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Peoples Bancorp, the holding company for Peoples Federal Savings Bank of DeKalb County ("Peoples") and First Savings Bank ("First Savings"). The Meeting will be held at the Auburn Cord Duesenberg Museum, located at 1600 S. Wayne Street, Auburn, Indiana 46706, on Wednesday, January 11, 2006, at 2:00 P.M. local time.

As described in the accompanying materials, the stockholders are being asked at the Annual Meeting to elect three Directors and to approve the appointment of the Company's independent auditors. During the Meeting, members of the Company's management will also report on operations and other matters affecting the Company, and will be available to respond to stockholders' questions.

Your vote is very important regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Peoples Bancorp is sincerely appreciated.



Sincerely,

Roger J. Wertenberger
Chairman of the Board

                                 PEOPLES BANCORP
                               212 West 7th Street
                              Auburn, Indiana 46706

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on January 11, 2006


     NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders of Peoples Bancorp (the "Company"), will be held at the Auburn Cord Duesenberg Museum, located at 1600 S. Wayne Street, Auburn, Indiana, on Wednesday, January 11, 2006, at 2:00 P.M., local time (the "Meeting"), for the following purposes:

1.   To elect three directors.

2. To approve the appointment of BKD LLP, independent Certified Public Accountants, as the auditors of the Company for the Fiscal Year ending September 30, 2006.

3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     As of the date of mailing, the Board of Directors is not aware of any other matters that may come before the Meeting.

     The Board of Directors has selected November 30, 2005, as the record date for the Meeting. Only those stockholders of the Company of record at the close of business on that date will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.



Cheryl L. Taylor
Corporate Secretary

Auburn, Indiana
December 9, 2005

                                 PEOPLES BANCORP
                             212 West Seventh Street
                              Auburn, Indiana 46706

                         Annual Meeting of Stockholders

                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Peoples Bancorp (the "Company"), for use at the Annual Meeting of the stockholders of the Company to be held on Wednesday, January 11, 2006, and at any adjournments or postponements thereof (the
"Meeting"). The Annual Report to Stockholders for the Fiscal Year ended September 30, 2005, and a form of proxy to be voted at the Meeting are being furnished to stockholders with this Proxy Statement. The approximate date of mailing of this Proxy Statement is December 9, 2005.

     The close of business on November 30, 2005 has been selected as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On that date, 3,340,424 shares of the Company's Common Stock, par value $1.00 per share, were outstanding. Stockholders will be entitled to one vote for each share of the Company's Common Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders.

     The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. A plurality of the votes cast by stockholders in person or by proxy at the Annual Meeting will be necessary to elect each director pursuant to Proposal 1 described herein. The affirmative vote of majority of the shares held by stockholders present in person or by proxy at the Annual Meeting will be necessary for approval of Proposal 2.

     All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no instructions are given, signed proxies will be voted in favor of the election of the directors named in this Proxy Statement and in favor of Proposal 2. Abstentions and broker non-votes (shares as to which a broker indicates that it does not have authority to vote) are counted for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote "against" Proposal 2.

     The Board of Directors does not know of any business, other than that described herein, to be presented for action at the Annual Meeting. However, if any other business is properly presented before the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. Any stockholder has the power to revoke his proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation (including the delivery of a duly executed proxy bearing a later date) to Cheryl L. Taylor, the Secretary of Peoples Bancorp, P. O. Box 231, 212 West 7th Street, Auburn, Indiana 46706, or upon request if the stockholder is present at the Meeting and chooses to vote in person.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     Three directors will be elected at the Meeting to serve for a three-year period. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein.

     The Board of Directors unanimously recommends that stockholders vote "FOR" each of the named nominees to the Company's Board of Directors.

     The following table lists the directors and their terms for the Company. The table also sets forth the number of shares of the Company's Common Stock beneficially owned by the directors of the Company and by the directors and executive officers of the Company as a group as of November 30, 2005.


                                           NOMINEES FOR ELECTION AS DIRECTORS

                                                                         Shares of
                                                         Present           Common
                                              Director     Term             Stock            Percent
        Name (Age)          Position           Since     Expires     Beneficially owned    of Class (1)
        ----------          --------         ---------   -------     ------------------    -------------
DIRECTORS CONTINUING IN OFFICE:
Bruce S. Holwerda (57)       Director          1998        2007          1,500(2)                  *
Stephen R. Olson (62)        Director          2000        2007         22,850(3)                  *
Roger J. Wertenberger (72)   Chairman of       1990        2007        137,379(4)               4.11%
                                the Board
G. Richard Gatton (63)       Director and      2000        2008         51,745(5)               1.55%
                             President of
                             First Savings
John C. Thrapp (71)            Director        1990        2008         27,732(6)                  *


NOMINEES FOR THREE-YEAR TERM:

Erica D. Dekko (36)          Director          2001       2009          11,283(7)                  *
Douglas D. Marsh (64)        Director          1990       2009          10,000(8)                  *
Maurice F. Winkler, III (49) Director and      1993       2009          44,581(9)               1.33%
                             President of
                             Peoples Bancorp and
                               Peoples Federal



All executive officers and directors of the Company as a group (10 persons)9.27%


* Under 1.0%

1. Computed based upon a total of 3,340,424 issued and outstanding shares of Common Stock as of November 30, 2005.

2. All of the shares owned by Mr. Holwerda are owned directly with sole voting and investment power.

3. Includes 5,049 shares of Common Stock subject to options exercisable within 60 days of the voting record date. Also includes, 12,398 shares owned by Mr. Olson with sole voting and investment power, 4,809 shares of Common Stock owned by the spouse of Mr. Olson for which Mr. Olson has no voting or dispositive power and which Mr. Olson disclaims beneficial ownership, and 594 shares that are owned by a partnership Mr. Olson claims shared voting and investment power.

4. Of the shares owned by Mr. Wertenberger, 86,379 shares are held by Mr. Wertenberger with sole voting and investment power and 51,000 shares are held by Mr. Wertenberger's wife with sole voting and investment power. Mr. Wertenberger disclaims beneficial ownership of shares held by his wife.

5. Includes 23,760 shares of Common Stock subject to options exercisable within 60 days of the voting record date. Also, includes 11,674 shares of Common Stock for which Mr. Gatton shares voting or dispositive power with his spouse, and 16,311 shares for which he has sole voting and dispositive power. Mr. Gatton disclaims beneficial ownership of shares held by his wife.

6. Of the shares owned by Mr. Thrapp, 23,067 shares are held with Mr. Thrapp sharing voting and investment power with his spouse, 3,689 shares he has sole voting and dispositive power and 976 shares are held by Mr. Thrapp's wife with sole voting and investment power. Mr. Thrapp disclaims beneficial ownership of shares held by his wife.

7. All of the shares owned by Ms. Dekko are owned directly with sole voting and investment power.

8. Of the shares owned by Mr. Marsh, 1,000 shares are held by Mr. Marsh with sole voting and investment power, and 9,000 shares are held in the Judith
     A. Marsh Credit Shelter Trust with Mr. Marsh as beneficiary. The Trust holds sole voting and investment power.

9. Of the shares owned by Mr. Winkler, 36,861 are held by Mr. Winkler with sole voting and investment power and 7,720 shares are held by Mr. Winkler's wife with sole voting and investment power. Mr. Winkler disclaims beneficial ownership of shares held by his wife.


The business experience of each director is as follows:

     Mr. Wertenberger has served as a Director of Peoples since joining Peoples in 1954. Mr. Wertenberger became President of Peoples in January 1964 and Chairman of the Board in January 1979. Mr. Wertenberger serves as a Director of Peoples Financial Services, Inc., Peoples Service Corporation subsidiary ("Peoples Financial"). Mr. Wertenberger became President, Director, and Chairman of the Board of the Company upon its inception in 1990. Mr. Wertenberger currently serves as Chairman of the Board and a Director of the Company. Mr. Wertenberger is the father-in-law of Maurice F. Winkler, III.

     Ms. Dekko has served as a Director of Peoples since January of 2000 and was elected as a Director of the Company January 2001. Ms. Dekko completed her MBA from Notre Dame in 2000. She is a Financial Advisor for Dekko Investment Services and Chairman of the Board for Group Dekko. Ms. Dekko also serves as a Director of Peoples Financial.

     Mr. Gatton has served as President, Chief Executive Officer of Three Rivers Financial Corporation, and a Director of First Savings since December 1990. Prior to joining First Savings Bank, Mr. Gatton served as President of the Bank of Three Oaks, Michigan and President and CEO of First National Bank of Wabash, Indiana. Mr. Gatton has been involved in the banking industry since 1966. Upon the merger of Three Rivers Financial Corporation into the Company, Mr. Gatton became a Director of the Company and retained his position as President and Chief Executive Officer of First Savings.

     Mr. Holwerda was elected a Director of Peoples and the Company in 1998. Mr. Holwerda was co-owner of Ambassador Steel Corporation, Auburn, Indiana, and served as Vice President and Chief Operating Officer, positions he held from 1990 to 2004. In 2004, he sold his co-ownership and now serves as Executive Vice President. Mr. Holwerda has worked at Ambassador Steel in various capacities since 1979.

     Mr. Marsh has served as a Director of Peoples since 1982. He currently serves as Principal Broker of Castle One Realty in Auburn, Indiana, and Chairman of the Board of Applied Innovations Inc. in Chicago, Illinois. From 1991 to 1996, Mr. Marsh served as Vice President of Sales for Superior Chaircraft, a division of JSJ Corporation, Grand Haven, Michigan. From 1976 to 1991, Mr. Marsh served as President and Chief Executive Officer of Garrett Industries of Hudson, Indiana. Mr. Marsh also serves as a Director of Peoples Financial.

     Mr. Olson has served as Manager of Morton Buildings, Inc., a construction company located in Three Rivers, Michigan, since 1970. Mr. Olson is also on the Board of Directors of Camp Wakeshma, a non-profit summer youth camp. Mr. Olson was appointed to the Board of Directors of First Savings Bank in 1984 and has served as Chairman since 1993. Mr. Olson became a Director of the Company upon the merger of Three Rivers Financial Corporation into the Company, March 2000.

     Mr. Thrapp served as a Director and Officer of First Federal Savings and Loan Association of Kendallville, which, merged with Peoples in August 1990. Since 1962, Mr. Thrapp has been an attorney with the firm of Thrapp & Thrapp in Kendallville, Indiana.

     Mr. Winkler was appointed to the Board of Directors of Peoples and the Company in June 1993. Mr. Winkler joined Peoples in 1979. From 1981 to 1985, he served as Peoples' Controller and in December 1985 became Vice President-Operations. Mr. Winkler assumed the duties of President and Chief
Executive Officer of the Company, Peoples, and Peoples Financial effective October 1, 1996. Mr. Winkler also serves as a Director of Peoples Financial. Mr. Winkler is the son-in-law of Roger J. Wertenberger.

Executive Officers of the Company Who Are Not Directors The following table lists the executive officers of the Company.

Name                         Age           Position with Peoples Bancorp
----                         ---           ------------------------------

Maurice F. Winkler, III       49         President and Chief Executive Officer
Roger J. Wertenberger         73         Chairman of the Board
Cheryl L. Taylor              55         Secretary
Deborah K. Stanger            49         Treasurer


     Mrs. Stanger joined Peoples in 1989 as Controller. Mrs. Stanger was promoted to Vice President and Chief Financial Officer of Peoples Federal in 1996. Mrs. Stanger was named Treasurer of the Company in January 1999. Mrs. Stanger became the CFO of the Company in 2000.

     Ms. Taylor joined Peoples in April 1986. She has served in various capacities for Peoples and was promoted to insurance agent for Peoples Financial Services, Peoples' wholly owned subsidiary, in November 1991. In August of 2000, Ms. Taylor was promoted to Corporate Secretary for Peoples Bancorp and in October 2000 was promoted to Vice President and Secretary of Peoples Financial.


Corporate  Governance  and Other  Matters

     The Board of Directors of the Company held fourteen meetings during the Fiscal Year ended September 30, 2005. All directors have attended at least 75% of all Board of Directors' and Committee Meetings. The Board of Directors encourages the directors to attend the Annual Meeting of stockholders, absent exceptional cause. All directors attended the 2005 Annual Meeting of stockholders except Bruce S. Holwerda and Stephen R. Olson.

     The Board of Directors has determined the following directors, constituting a majority of the members of the Board, are independent as defined in the applicable listing standards of the NASDAQ Stock Market: Erica D. Dekko, Bruce
S. Holwerda, Douglas D. Marsh, Stephen R. Olson, and John C. Thrapp. Six regular members of the Board of Directors are members of the Executive Committee, which is permitted to act with any three members present in the absence of regularly scheduled Board Meetings. The Executive Committee exercises all the authority of the Board of Directors to the extent permitted by the Company's Bylaws. The Executive Committee consists of Roger J. Wertenberger, Chairman; Maurice F. Winkler, John C. Thrapp, Erica D. Dekko, G. Richard Gatton, and Douglas D. Marsh. This Committee meets when needed. No meetings were held during Fiscal 2005.

     The Board of Directors has standing Budget, Audit, and Nominating and Governance Committees, each of which is comprised of independent directors. Regularly scheduled Executive Sessions of the independent directors are held concurrent with Audit Committee meetings.

     The Budget Committee establishes policies and objectives relating to compensation, reviews compensation costs, and recommends salaries, bonuses, and 401(k) contributions for all employees and executive officers. The members of the Budget Committee are: Douglas D. Marsh, Chairman; Erica D. Dekko, Bruce S.

Holwerda, Stephen R. Olson, and John C. Thrapp. The Budget Committee held two meetings during the Fiscal Year ended September 30, 2005.

     The Audit Committee reviews and approves the scope of the audit procedures employed by the Company's independent auditors and meets with the auditors to discuss the results of their examination of the Company's financial statements. The Committee reviews the operations of the Company's internal audits performed by management and the results of its audit procedures. In addition, the Committee reviews all reports prepared in connection with the Company's annual examinations by the regulatory authorities. The members of the Audit Committee are: Erica D. Dekko, Chairman; Bruce S. Holwerda, Douglas D. Marsh, and Stephen
R. Olson. All members of the Committee are independent as required by the listing standards of the NASDAQ Stock Market. The Board has determined Ms. Dekko's credentials and her expertise in finance enable her to serve as the Audit Committee's financial expert as defined in SEC regulations. The Committee held six meetings during the Fiscal Year ended September 30, 2005.

     The Board of Directors has adopted a written charter for the Audit Committee and reviews and approves changes to the Charter annually. A copy of the Charter is available on the Company's website: www.peoplesbancorp.us.

     The Nominating and Governance Committee meets when director vacancies occur and recommends individuals for nomination to the Company's Board of Directors and to the governing bodies of its subsidiary corporations. The Nominating and Governance Committee consists of four independent directors. The members are:
Steven R. Olson, Chairman; Erica D. Dekko, Bruce S. Holwerda, and Douglas D. Marsh. The Committee held three meetings during the Fiscal Year ended September 30, 2005. Under the Company's Bylaws, however, nominations may be made by stockholders and voted upon at the Annual Meeting if made in writing and delivered to the Secretary of the Company at least 20 days prior to the date of the Annual Meeting. No nominations for directors except those made by the Nominating Committee or by the stockholders in accordance with the Bylaws shall be voted upon at the Annual Meeting.

     The Board of Directors has adopted a written charter for the Nominating and Governance Committee and reviews and approves changes to the Charter annually. A copy of the Charter is available on the Company's website: www.peoplesbancorp.us.

     All directors standing for re-election are existing directors. The Board did not receive any nominees recommended by stockholders or any other matters to be presented for action by the stockholders at the Annual Meeting.

Director Nominations

     The Nominating and Corporate Governance Committee recommends director nominees to the Board annually for election by the stockholders. The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with Peoples Bancorp's bylaws and policies regarding director nominations. Stockholders may submit in writing the names and qualifications of potential director nominees to the Secretary of Peoples Bancorp (212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706-0231) for delivery to the Chairman of the Nominating and Governance Committee for consideration.

     When submitting a nomination for consideration, a stockholder must provide the following minimum information for each director nominee: full name and address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of Peoples Bancorp shares owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. Stockholder nominations for director must also be made in a timely manner and otherwise in accordance with the Corporation's bylaws (please refer to Article IV, Section 4.14 of the Corporation's bylaws to determine the precise requirements for any stockholder nomination). Nominees may be suggested to the Committee by other directors, members of management, as well as by stockholders. The Committee also has authority to engage consultants to help identify or evaluate potential director nominees.

     In its evaluation of a potential candidate (including a candidate proposed by a stockholder), the Committee will review the nominee's experience, independence, understanding of the banking industry or related industries, the current needs of the Board, and such other factors as the Committee may determine are pertinent in light of the needs of the Board at the time. The Committee will also take into account the ability of a person to devote the time and effort necessary to fulfill his or her responsibilities.

Securities Ownership of Certain Beneficial Owners

     There are no persons known to the Company who own beneficially more than 5% of the Company's common stock as of September 30, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Fiscal Year ended September 30, 2005, all
Section 16(a) filing requirements applicable to the Company's officers and directors were complied with and there were no late filings.

Transactions With Certain Related Persons

     The Banks have followed the policy of offering loans to the Company's and the Banks' directors, officers, and employees for the financing of their principal residences. These loans are made in the ordinary course of business on substantially the same terms and collateral, including interest rates, as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. The Banks grant consumer loans to directors, officers, and employees at rates and terms applicable to its other customers.

     The Banks have 18 executive officers and directors, and the aggregate total of loans outstanding to these individuals as of September 30, 2005, was $1,193,634.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Report of the Budget Committee

     The Budget Committee of the Banks establishes policies and objectives relating to compensation, reviews compensation costs, and recommends salaries and bonuses for all employees and executive officers. All decisions of the Budget Committee are subject to approval by the full Board of Directors. In
Fiscal 2005, the Board of Directors made no modifications to the Budget Committee's compensation recommendations. In recommending the salaries of the executive officers, the Budget Committee has access to and reviews compensation data for comparable financial institutions. The officers are also evaluated as to their performance during the year and compared to the Bank's performance.

     In making recommendations with respect to executive compensation, the Budget Committee attempts to achieve the following objectives while furthering a policy of cost containment by controlling expenses:

1. Provide compensation comparable to that which is offered by other similarly situated financial institutions in order to attract and retain talented executives who are critical to the Company's success;

2. Reward executive officers based upon their ability to achieve both short-term and long-term strategic goals and to enhance shareholder value; and

3. Align the interests of the executive officers with the long-term interests of the stockholders by granting stock options and making 401(k) Plan contributions.

     At the present time, the Company's executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive bonuses in the form of 401(k) Plan contributions. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions and individual performance. Annual incentive bonuses are tied to the Company's net income performance for the current fiscal year. The Committee believes the 401(k) Plan has a direct relation to the long-term enhancement of stockholder value. These plans are designed to motivate the employee to increase stockholder value.

     For Fiscal Year 2005, the Budget Committee recommended, and the Board of Directors approved, a salary of $137,800 and a bonus of $8,182 for Mr. Winkler. In addition, Mr. Winkler received long-term compensation in the form of a $4,326 match to his account under the 401(k) Plan. In recommending the salary and bonus amounts for Mr. Winkler, the Budget Committee considered the Company's financial performance, Mr. Winkler's operational performance, and levels of executive compensation at comparable financial institutions. Although Mr. Winkler's compensation is below the median level for the Company's peer group, the Budget Committee believes that the compensation awarded is consistent with the Company's efforts to reward performance and control expenses.

Dated:  September 27, 2005                           BUDGET COMMITTEE
                                                     ----------------

                                                     Douglas D. Marsh, Chairman
                                                     Erica D. Dekko
                                                     Bruce S. Holwerda
                                                     Stephen R. Olson
                                                     John C. Thrapp

Executive Compensation

Summary of Cash and Certain Other Compensation

     The following table sets forth summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer. No other executive officers of the Company had an annual salary and bonus that exceeded $100,000 during each of the last three fiscal years.


                           Summary Compensation Table

                                           Annual Compensation
                                           -------------------

                                                                   All Other
Name and Principal Position    Year      Salary        Bonus    Compensation (2)
---------------------------    ----      -------       -------  ---------------
Maurice F. Winkler III         2005   (1)$163,000      $ 8,182       $4,326
President and                  2004      $158,000      $ 7,829       $5,142
Chief Executive Officer        2003      $148,040      $12,365       $3,710
of Peoples Bancorp

G. Richard Gatton              2005   (3)$ 99,100     $ 5,500        $3,126
President and Chief Executive  2004      $127,400     $ 7,500        $4,004
Officer of First Savings Bank  2003      $125,750     $ 8,400        $3,520

(1)  The amount shown includes director's fees.
(2) The amount shown represents that portion of the Bank's or First Savings Bank's 401K/ ESOP contribution allocated to the account of Mr. Winkler and Mr. Gatton.
(3)  Salary reduced due to going to part-time employment.



Option Exercises and Holdings

     On November 10, 1998, the Peoples Board of Directors adopted a Stock Option and Incentive Plan ("1998 Plan") that permits the granting of shares of the Company's Common Stock through incentive and non-qualified stock options, as well as stock appreciation rights. Stockholders approved the 1998 Plan on January 13, 1999. The Stock Option Committee, consisting of two or more independent directors, administers the 1998 Plan. The members of the Stock Option Committee are Mr. Thrapp, Mr. Marsh, and Mr. Holwerda.

     Under the 1998 Plan, the maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1998 Plan is 200,000 (subject to adjustment to prevent dilution). The 1998 Plan shall continue in effect for a term of ten (10) years following its adoption unless sooner terminated. Pursuant to the 1998 Plan, officers, directors, key employees and consultants of the Company (or any Affiliate as defined in the 1998 Plan) may be granted options at an exercise price not less than 100% of the fair market value of the Company's Common Stock on the date of the grant. During Fiscal 2005, no options were granted. As of September 30, 2005, options to purchase 17,000 shares were outstanding under the 1998 Plan.

     In April 1996, Three Rivers Financial Corporation's Board of Directors adopted, and the stockholders approved, a Stock Option and Incentive Plan (the "Option Plan"). The purpose of the Option Plan is to provide additional incentive to directors and key employees by facilitating their purchase of the stock through incentive and non-qualified stock option, as well as stock appreciation rights. Under the Option Plan, 94,558 shares of the Company's
Common Stock are reserved for issuance. During the Fiscal Year ended September 30, 2005, no options were granted and 3,119 options were exercised. As of September 30, 2005, there are 61,424 shares outstanding under the Option Plan.

     The following sets forth certain information concerning unexercised options held on September 30, 2005 for G. Richard Gatton.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED SEPTEMBER 30, 2005
AND FY END OPTION VALUES
----------------------------- ---------------------- ---------------------------
Name               Shares      Value    Number of         Value of  unexercised
                   acquired    Realized unexercised       In-the-money options
                   on exercise          options at FY-    at FY-End exercisable/
                                        End exercisable/  unexercisable (1)
                                        unexercisable
------------------ ----------- -------- ----------------- ----------------------
G. Richard Gatton    -0-        $0.00     23,760/0            $196,495/$0
------------------ ----------- -------- ----------------- ----------------------

(1) The value of unexercised in-the-money options is the difference between $19.90, the closing price of the Common Stock on September 30, 2005, and $11.63 the exercise price of the options, multiplied by the number of exercisable and un-exercisable shares subject to the options, respectively.

     During Fiscal 2005, the Company's Chief Executive Officer, Maurice F. Winkler III, did not own or exercise any stock options of the Company.

Defined Benefit Pension Plan

     Both Banks maintain a defined benefit pension plan (the "Retirement Plan") for all eligible employees (the "Participants"). In order to be eligible to participate, an employee must attain age 21 and complete 1,000 hours of credited service during an eligibility computation period. The Retirement Plan is funded solely by the Banks' contributions and generally provides for vested benefits to Participants with 100% vesting after five years of credited service. Total Retirement Plan expenses for the Fiscal Year ended September 30, 2005, were $1,080,083. As of September 30, 2005, the Retirement Plan was fully funded.

     A Participant's benefit at normal retirement age (65) is dependent upon his total years of credited service and his average annual salary for the five consecutive years of highest salary during credited service. However, the benefit so determined is subject to proportionate reduction for credited service of fewer than 30 years at normal retirement age, and is also subject to actuarial reduction for commencement of benefit payment prior to normal retirement age. The Retirement Plan also provides a death benefit payment in the event of death prior to retirement.

     The table below shows estimated annual benefits (computed on the normal life annuity basis) payable under the Company's Retirement Plan to any employee upon retirement in 2005 at age 65 after selected periods of service. There is no benefit reduction for Social Security or other offset amounts.


Renumeration                      Years of Service
        ------------------------------------------------------------------------
        10 Years 15 Years  20 Years 25 Years 30 Years 35 Years 40 Years 45 Years
        -------- --------  -------- -------- -------- -------- -------- --------
 50,000  10,000   15,000     20,000   25,000   30,000   35,000   40,000  45,000
 75,000  15,000   22,500     30,000   37,500   45,000   52,500   60,000  67,500
100,000  20,000   30,000     40,000   50,000   60,000   70,000   80,000  90,000
150,000  30,000   45,000     60,000   75,000   90,000  105,000  120,000 135,000
200,000  40,000   60,000     80,000  100,000  120,000  140,000  160,000 180,000
250,000  50,000   75,000    100,000  125,000  150,000  175,000  200,000 225,000

     Benefits are currently subject to a maximum of $170,000 under the Internal Revenue Code. The years of service credited under the Retirement Plan as of September 30, 2005, were 25 years for Mr. Winkler and 15 years for Mr. Gatton.

Bonus Plan

     Both Peoples and First Savings have bonus plans for all employees. The plans do not apply to employees of subsidiaries or affiliates of the Banks. Under the plans, bonus money is made available to the extent of the net profits of the Bank up to 10% of an employee's base annual salary as defined in the plan. The determination of the amount of a bonus to be paid under the plan is made by the Board of Directors in its sole discretion, after consideration and recommendation by the Budget Committee, based on profitability of the Bank.

     During the Fiscal Year ended September 30, 2005, bonuses under the plans aggregating $245,414 were paid to employees of the Banks. Amounts allocated under the bonus plan are included in the Summary Compensation Table.

Employment Agreements

     Mr. Maurice F. Winkler, III, a Director and Chief Executive Officer of the Company and the President and Chief Executive Officer of Peoples, has entered into a three-year employment agreement with the Company and Peoples. The agreement provides for the full-time employment of Mr. Winkler as President and Chief Executive Officer of Peoples and may be amended and extended for additional twelve-month periods upon the mutual agreement of the parties. The original effective date of the agreement was May 18, 2000, and the agreement was most recently extended on November 15, 2005, when the parties executed an updated agreement. The agreement, as updated, provides for a base salary of $137,800 per year. Pursuant to the agreement, the base salary amount is reviewed at least once every twelve months and increases are to be substantially consistent with the increases to the base salaries of other executives of Peoples, provided the base salary amount shall be increased by a percentage no less than the annual increase in the cost of living index for the Fort Wayne, Indiana metropolitan area.

     Effective February 29, 2000, upon the merger of Three Rivers Financial Corporation into the Company, Mr. G. Richard Gatton, a Director of the Company and President and Chief Executive Officer of First Savings, entered into an employment agreement with the Company and First Savings Bank. The agreement provides for Mr. Gatton's full-time employment as President and Chief Executive Officer of First Savings for at least three years and for up to an additional two years if the parties mutually agree to the extension. Following the period of full-time employment, the agreement provides for part-time employment at a reduced salary for up to three years or until October 3, 2007. The agreement provides for Mr. Gatton to receive a base salary of $104,500 for full-time employment and $75,000 for part-time employment, with increases to such amounts as are substantially consistent with the increases to the base salaries of other executives of First Savings, provided that such amounts shall be increased by a percentage no less than the annual increases in the cost of living index for the Detroit, Michigan metropolitan area. Mr. Gatton's full-time employment under his employment agreement was extended for the additional two years as provided for in the agreement and in March 2005 he began his part-time employment.

     The employment agreements for Messrs. Winkler and Gatton (the "Executives") contain similar provisions regarding terminations of employment, including in the event of a change in control of the Company. The agreements provide that the Executives may terminate their employment upon 60 days notice upon the occurrence of one of the events specified in the agreements. Mr. Gatton's agreement also provides he may terminate the agreement upon 30 days notice at any time during the term of the agreement. The Company may terminate the employment of the Executives upon the occurrence of certain specified events or at any time for cause (as defined in the agreements). If the Company terminates an Executive's employment other than for cause or if the Executive terminates his employment upon the occurrence of the events specified in the agreements, the agreements provide for the Executive to receive an amount equal to his base salary for each year remaining under the term of the agreement plus bonuses in an amount equal to the last bonus received multiplied by the number of years (or full-service years in the case of Mr. Gatton) remaining under the term of the agreement, but such amounts are subject to deferment for minimum capital maintenance purposes. In the event of a change in control (as defined in the agreements), the agreements provide for each of the Executives to receive an amount equal to 2.99 times his base salary, plus the amount of any bonus compensation earnings during the 2.99 years immediately preceding the change of control, plus certain other benefits. The agreements also provide that any unvested options held by an Executive will vest if his employment is terminated as a result of a change in control. As of the date of this Proxy Statement, the cash compensation that would be received upon the Executive's termination in connection with a change in control would be $440,398 for Mr. Winkler and $275,550 for Mr. Gatton.

     Under the employment agreements, the Executives are eligible to receive such benefits as are made available to other senior executives of Peoples in the case of Mr. Winkler and of First Savings in the case of Mr. Gatton. The agreements also provide, subject to certain limitations, that each of the Executives will continue to receive health and medical benefits until he reaches the age of 65, and in the case of Mr. Gatton, until such later time as Medicare benefits commence even if his employment is terminated prior to such time. Mr. Gatton's agreement also provides that, unless Mr. Gatton is terminated by the Company for cause or he terminates his employment other than upon one of the events specified in the agreement, he will receive additional retirement benefits equivalent to the amount of the retirement benefits he would have received under the First Savings Retirement Plan had he remained employed with First Savings through age 65 to the extent that such amounts are not otherwise paid to him under the Retirement Plan or his Salary Continuation Agreement. Mr. Gatton's employment agreement also provides that any unvested options he holds will automatically vest if his employment is terminated for any reason.

     Mr. Gatton and First Savings also entered into a Salary Continuation Agreement, dated September 18, 1996. The Salary Continuation Agreement provides that if Mr. Gatton's employment is terminated for reasons other than for cause (as defined) or death before he reaches the age of 65, he (or his beneficiary if he dies after such termination of employment), will be paid a retirement benefit in the amount of $1,250 per month for fifteen years, for a total amount of $225,000. If, while Mr. Gatton is in active service for the Company, there is a change in control or he dies, the Salary Continuation Agreement provides for an amount equal to the retirement benefit to be paid to Mr. Gatton's beneficiary.

     If the payments provided for in the employment agreements and, in the case of Mr. Gatton in his Salary Continuation Agreement, together with any other payments to be made to the Executives, are deemed to be payments in violation of the "golden parachute" rules of the Internal Revenue Code of 1986, as amended, such payments will be reduced to the highest amount permissible before the Executive becomes subject to excess parachute payment excise tax or the Company or the Banks lose all or part of their compensation deduction for such payments.

Director Compensation

     Directors of the Company received fees of $6,000 for Fiscal 2005 for serving as directors of the Company. Directors of Peoples currently receive $12,000 per year and Directors of First Savings currently receive $8,100 per year. For the Fiscal Year ended September 30, 2005, directors' fees for the Company, Peoples, and First Savings totaled $169,208. In addition, Directors Emeritus of Peoples are paid for each meeting at a monthly fee equal to the fee they received at the time of retirement from the Board. For the Fiscal Year ended September 30, 2005, Director Emeritus fees totals $61,100.

     Directors are also eligible to receive awards under the Company's 1998 Stock Option and Incentive Plan. During the Fiscal Year ended September 30, 2005, no options were granted to directors.

Audit Committee Report, Charter, and Independence

     Audit Committee Report. The Audit Committee reports as follows with respect to the audit of the Company's financial statements for the Fiscal Year ended September 30, 2005, included in the Company's Stockholder Annual Report accompanying this Proxy Statement ("2005 Audited Financial Statements").

     The Committee has reviewed and discussed the Company's 2005 Audited Financial Statements with the Company's management.

     The Committee has discussed with its independent auditors (BKD LLP) the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of the Holding Company's financial statements.

     The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No.1 (which related to the auditor's independence from the Company and its related entities) and has discussed with the auditors the auditors' independence from the Company.

     Based on review and discussions of the Company's 2005 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors the Company's 2005 Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the Fiscal Year ended September 30, 2005.


     This Report respectfully submitted by the Audit Committee of the Company's Board of Directors.

                                                 Audit Committee Members
                                                 Erica D. Dekko, Chairman
                                                 Bruce S. Holwerda
                                                 Douglas D. Marsh
                                                 Stephen R. Olson

Accountant's Fees

     Audit Services. The firm of BKD, LLP (BKD) served as our independent public accountants for each of our last two Fiscal Years ended September 30, 2005 and 2004. The aggregate fees billed by BKD for the audit of our financial statements included in our Annual Report on Form 10-K and for the review of our financial statements included in our quarterly reports on Form 10-Q for our Fiscal Years ended September 30, 2005 and 2004, were $79,500 and $75,777, respectively.

     Audit-Related Fees. Audit related fees billed in Fiscal 2005 totaled $22,078 and consisted of fees of $12,965 related to the audit of Employee Benefit Plans, and $9,013 related to Due Diligence Services. Audit related fees billed in Fiscal 2004 totaled $7,908 and were related to the audit of Employee Benefit Plans.

     Tax Fees. The aggregate fees billed in each Fiscal 2005 and 2004 for professional services rendered by BKD for tax compliance, tax advice or tax planning were $10,650 and $13,440, respectively.

     All Other Fees. There were no fees billed in Fiscal 2005 or Fiscal 2004 for professional services rendered by BKD except as disclosed above.

     Pre-Approval Policies and Procedures. The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by BKD in 2005. Consistent with the Audit Committee's responsibility for engaging the Company's independent accountants, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson or their designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved the foregoing services provided by BKD.


Compensation Committee Interlocks and Insider Participation

     No person who served as a member of the Budget Committee during the 2005 Fiscal Year has ever been an officer or employee of the Company or any of its subsidiaries, except for John Thrapp, who had served as Asst. Trust Officer of the Bank without compensation from 1990 to 2003. During the 2005 Fiscal Year, no executive officer of the Company or the Banks served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a director or member of the Budget Committee of the Company or the Bank.

Performance Graph

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock with (i) the cumulative total return of the NASDAQ market index and (ii) the cumulative total return of the SNL Midwest Thrift Index comprised of all mid-west publicly traded savings and loan associations and savings and loan holding companies over the periods indicated. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.


               COMPARISON OF THE FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG PEOPLES BANCORP, THE NASDAQ MARKET INDEX, AND THE SNL MIDWEST THRIFT INDEX


     The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                   PROPOSAL 2

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of BKD, independent Certified Public Accountants, to audit the consolidated financial statements of the Company for the Fiscal Year ending September 30, 2006. A proposal to approve the appointment of BKD, will be presented to the Company's stockholders at the Annual Meeting. Representatives of BKD, are expected to be present at the Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they desire.

     The Board of Directors unanimously recommends that stockholders vote "FOR" the appointment of BKD.

COSTS OF SOLICITATION

     The costs of this proxy solicitation will be paid by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person or by telephone, telegram or other means. Company personnel will not receive any additional compensation for solicitation of proxies unless such solicitation requires such persons to work overtime. If deemed necessary, the Company may retain a Proxy Solicitation firm. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred therewith.

                             FORM 10-K ANNUAL REPORT

     THE COMPANY WILL PROVIDE (WITHOUT CHARGE) TO ANY STOCKHOLDER SOLICITED HEREBY A COPY OF ITS 2005 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON THE WRITTEN REQUEST OF SUCH STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE COMPANY'S SECRETARY, 212 WEST 7TH STREET, P. O. BOX 231, AUBURN, INDIANA 46706.


                                  OTHER MATTERS

     The management does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.


                             STOCKHOLDERS' PROPOSALS

     The Company must receive all proposals of stockholders to be presented for consideration at the next Annual Meeting and included in the Proxy Statement in writing no later than August 14, 2006. Send all proposal requests to the Company's Secretary, 212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706.

     Such proposal must comply with SEC proxy rules, including Rule 14a-8. Stockholder proposals that are not intended to be included in the Proxy Statement must be received by the Company at least twenty (20) days before the date of the Annual Meeting (except if less than thirty days notice of the date of the Annual Meeting is given to stockholders, the proposal must be received no later than the close of business on the 10th day preceding the meeting). If the Company does not receive notice of a stockholder proposal by October 25, 2006, then the persons named in the proxy will have the discretionary authority to vote on such matter at the 2007 Annual Meeting of stockholders. All proposals must comply with the requirements of the Company's bylaws, a copy of which may be obtained upon written request to the Company's Secretary.

                          STOCKHOLDER'S COMMUNICATIONS

     Any stockholder desiring to contact the Board of Directors, or any individual director serving on the Board, may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable), in care of the Corporate Secretary, Peoples Bancorp, 212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706. Any proper communication so received will be processed by the Corporate Secretary. Unless in the judgment of the Corporate Secretary the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), such communication will be promptly delivered to the Chairman of the Board or, as appropriate, to the members(s) of the Board named in the communication. During Fiscal 2005, the Board received no communications from stockholders.

                                  HOUSEHOLDING

     We have adopted a new procedure approved by the SEC called "householding". Under this procedure, multiple stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

     If you wish to continue to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying us in writing at P. O. Box 231, Auburn, Indiana 46706 or by telephone 260-925-2500. You may opt-out of householding at any time prior to thirty days before the mailing of proxy materials in December of each year by notifying us at the address above.

     If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address or telephone number.




December 9, 2005                                                 PEOPLES BANCORP